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Exhibit 99.1

Contact:: John P. Funkhouser
          President and Chief Executive Officer
           or
          James A. McGowan
          Chief Financial Officer
          (919) 582-2600

                      PHARMANETICS RAISES OVER $9.5 MILLION
                           IN PREFERRED STOCK OFFERING

                   Proceeds to Be Used To Expand Sales Efforts

Raleigh, NC (May 1, 2003) - PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced that it had completed a $9,580,000 private placement of preferred stock convertible into common stock at $6.00 per share and warrants for the purchase of an additional 510,932 common shares at $7.12. The financing was led by Camden Partners of Baltimore, Maryland, and included other institutional investors. In connection with this financing, Richard M. Johnston of Camden Partners will be joining the Company's Board of Directors. Camden Partners is a leading health care private equity fund.

Commenting on the private placement, Mr. Funkhouser added, "We are pleased to have completed the preferred stock offering with the investment banking firm, SG Cowen Securities Corporation, who assisted us in a difficult financing environment for companies at our stage of development. With the proceeds of the offering, the Company will dedicate significant capital in an effort to build sales momentum for its ENOX test. This is an important financing because the Company has developed the world's best coagulation technology platform and this financing provides necessary resources to expand the efforts of its dedicated sales force."

PharmaNetics, Inc., a leading biotech company, conceived the term "theranostics," defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.